Fluor Corporation	Brett Turner	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS THIRD QUARTER 2023 RESULTS

•Q3 2023 net earnings attributable to Fluor of $206 million
•Q3 2023 diluted earnings per share (EPS) of $1.15; adjusted diluted EPS of $1.02
•Q3 2023 revenue of $4.0 billion and new awards of $5.0 billion
•Backlog 70% reimbursable compared to 58% a year ago
•Company increases 2023 guidance for adjusted EPS and adjusted EBITDA

IRVING, Texas (November 3, 2023) - Fluor Corporation (NYSE: FLR) announced financial results for its third quarter ended September 30, 2023. Revenue for the quarter was $4.0 billion and net earnings attributable to Fluor were $206 million, or $1.15 per diluted share. Consolidated segment profit[1] for the quarter was $276 million compared to $31 million profit in the third quarter of 2022. Excluding the adjustments outlined in the reconciliation table at the end of this release, the company recognized adjusted earnings per diluted share1 of $1.02.

“This quarter’s results reflect our deliberate focus on driving profitability through improved project execution and our high-quality contract backlog,” said David E. Constable, chairman and chief executive officer of Fluor. “Combined with our strengthened and simplified capital structure, Fluor is well positioned to support demand-driven growth and improved shareholder returns.”

[1] Non-GAAP Financial Measure. See “Non-GAAP Financial Measures” for additional information.

Third quarter new awards were consistent with company expectations at $5.0 billion compared to $9.7 billion in the third quarter of 2022. Ending consolidated backlog was $26 billion compared to $25.4 billion a year ago. General and administrative expenses for the third quarter of 2023 were $56 million compared to Q3 2022 expenses of $30 million. Fluor’s cash and marketable securities at the end of the quarter were $2.4 billion, excluding amounts held by NuScale.

Outlook

We are not providing forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP earnings per share, or a quantitative reconciliation of adjusted EBITDA or adjusted EPS guidance, because we are unable to predict with reasonable certainty all of the components required to provide such reconciliation without unreasonable efforts, which are uncertain and could have a material impact on GAAP reported results for the guidance period. See “Non-GAAP Financial Measures” for additional information.

Fluor is increasing its full year adjusted EPS guidance from a range of $2.00 to $2.30 per diluted share to a range of $2.50 to $2.70 per diluted share. The company is also increasing its full year adjusted EBITDA guidance from the previous range of $500 to $600 million to an expectation of approximately $600 million. This revised guidance reflects positive advances on large Energy Solutions projects and continued progress on projects in our legacy portfolio. The company also reaffirms its guidance for 2026.

	2023	2026
Adjusted EBITDA[1] Guidance	Approximately $600 million	$800 to $950 million
Adjusted EPS[1] Guidance	$2.50 to $2.70 per share	$3.10 to $3.60 per share

Adjusted EPS and adjusted EBITDA guidance exclude items similar to those outlined in the reconciliation table at the end of this release.

Business Segments

Energy Solutions reported a profit of $177 million in the third quarter compared to $59 million in the third quarter of 2022. Segment profit significantly improved primarily due to the initial recognition of cost recovery entitlements on several fixed price projects, partially offset by cost growth on a large upstream legacy project and a charge for the expected net settlement of a longstanding claim. Revenue for the quarter was $1.6 billion, consistent with a year ago. New awards in the quarter totaled $3.3 billion, compared to $3.6 billion in the third quarter of 2022. Ending backlog was $9.2 billion compared to $10.2 billion a year ago.

Urban Solutions reported a profit of $66 million in the third quarter compared to a $50 million loss in the third quarter of 2022. This quarter’s results include an incentive fee earned on a large mining project that is nearing completion as well as a favorable arbitration outcome on a separate mining project. Segment profit from the prior year period includes project charges due to cost growth and schedule delays on three legacy infrastructure projects. Revenue for the third quarter increased to $1.4 billion from $1.1 billion a year ago. New awards for the quarter were $1.0 billion, up from $933 million a year ago. Ending backlog was $11.1 billion compared to $8.1 billion a year ago.

Mission Solutions reported a profit of $38 million in the third quarter compared to $29 million in the third quarter of 2022. Results for the quarter reflect increased execution for FEMA hurricane support. Revenue for the third quarter was $655 million compared to $639 million a year ago. New awards for the quarter totaled $345 million, compared to $4.9 billion in the third quarter of 2022. Ending backlog was $4.6 billion compared to $6.2 billion a year ago.

The Other segment, which includes Stork and Fluor’s 55% ownership in NuScale, reported revenue of $324 million and a loss of $5 million. Segment results for the quarter include $19 million of loss related to NuScale.

Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern on Friday, November 3, which will be webcast live can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at

888-800-3960 (U.S./Canada) or +1 646-307-1852. The conference ID is 4438700.

A replay of the webcast will be available for 30 days.

Non-GAAP Financial Measures

This news release contains discussions of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA that are non-GAAP financial measures under SEC rules. Segment profit (loss) is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests. The company believes that segment profit (loss) provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted net earnings is defined as net earnings from core operations excluding NuScale profit (loss) and the impacts of foreign exchange fluctuations, impairments and certain items that management believes are unrelated to actual normalized operational performance. Net earnings from core operations is net earnings attributable to Fluor excluding the results of our remaining Stork and AMECO equipment businesses that are no longer classified as discontinued operations but that continue to be marketed for sale or that have been sold. Adjusted EPS is defined as adjusted net earnings divided by adjusted weighted average diluted shares outstanding. Adjusted weighted average diluted shares outstanding assumes the conversion of our convertible preferred stock. Adjusted EBITDA is defined as net earnings from operations before interest, income taxes, depreciation and amortization (EBITDA), further adjusted by the same items excluded from adjusted net earnings. The company believes adjusted net earnings, adjusted EPS and adjusted EBITDA allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation from or a substitute for measures of financial performance prepared in accordance with U.S. GAAP. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures reported by other companies. Reconciliations of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS and adjusted EBITDA guidance to the most comparable GAAP measure without unreasonable efforts because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 40,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $13.7 billion in 2022 and is ranked 303 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, future growth, new awards, backlog, earnings and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; failure of our joint venture or other partners to perform their obligations; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; cyber-security breaches; possible information technology interruptions; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; the inability to hire and retain qualified personnel; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates and assumptions in preparing our financial statements; client delays or defaults in making payments; uncertainties, restrictions and regulations impacting our government contracts; the potential impact of certain tax matters; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; failure to adequately protect intellectual property rights; asset impairments; climate change and related environmental issues; increasing scrutiny with respect to sustainability practices; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to environmental, health and safety matters; failure to successfully implement our strategic and operational initiatives; risks arising from the inability to successfully integrate acquired businesses; risks related to provisions of our convertible preferred stock; and restrictions on possible transactions imposed by our charter documents and Delaware law. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 21, 2023. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY OF FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT (LOSS)(1)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2023		2022		2023		2022
Revenue
Energy Solutions	$1,553		$1,592		$4,886		$4,097
Urban Solutions	1,431		1,084		3,842		3,279
Mission Solutions	655		639		2,009		1,779
Other	324		297		917		879
Total revenue	$3,963		$3,612		$11,654		$10,034

Segment profit (loss) $ and margin %
Energy Solutions	$177	11.4%	$59	3.7%	$355	7.3%	$177	4.3%
Urban Solutions	66	4.6%	(50)	(4.6)%	121	3.1%	(21)	(0.6)%
Mission Solutions	38	5.8%	29	4.5%	84	4.2%	115	6.5%
Other	(5)	NM	(7)	NM	(108)	NM	(18)	NM
Total segment profit $ and margin %(1)	$276	7.0%	$31	0.9%	$452	3.9%	$253	2.5%

G&A	(56)		(30)		(177)		(146)
Impairment	—		—		—		63
Foreign currency gain (loss)	23		34		(62)		51
Interest income (expense), net	42		14		120		4
Earnings (loss) attributable to NCI	(25)		(46)		(42)		(31)
Earnings before taxes	260		3		291		194
Income tax expense	(79)		(27)		(172)		(89)
Net earnings (loss)	$181		$(24)		$119		$105
Less: Net earnings (loss) attributable to NCI	(25)		(46)		(42)		(31)
Net earnings attributable to Fluor	$206		$22		$161		$136

New awards
Energy Solutions	$3,252		$3,574		$4,718		$5,595
Urban Solutions	1,033		933		5,090		3,549
Mission Solutions	345		4,874		1,015		5,312
Other	346		362		1,097		763
Total new awards	$4,976		$9,743		$11,920		$15,219

New awards related to projects located outside of the U.S.					65%		48%

Backlog (in millions)	September 30, 2023	December 31, 2022
Energy Solutions	$9,159	$9,134
Urban Solutions	11,051	10,270
Mission Solutions	4,563	5,666
Other	1,231	979
Total backlog	$26,004	$26,049

Backlog related to projects located outside of the U.S.	52%	49%
Backlog related to reimbursable projects	70%	63%
(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

RECONCILIATION OF U.S. GAAP NET EARNINGS TO ADJUSTED NET EARNINGS AND U.S. GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2023	2022	2023	2022
Net earnings attributable to Fluor	$206	$22	$161	$136
Less: Dividends on CPS	(10)	(10)	(29)	(29)
Less: Make-whole payment on conversion of CPS	(27)	—	(27)	—
Net earnings available to Fluor common stockholders	169	12	105	107
Less: Earnings from Stork and AMECO	(11)	(5)	48	(25)
Less: Tax expense on Stork and AMECO	—	—	—	—
Net earnings from core operations*	158	7	153	82
Add (less):
Dividends on CPS	$10	$10	$29	$29
Make-whole payment on conversion CPS	27	—	27	—
NuScale (profit) loss	16	15	63	44
ICA Fluor embedded derivatives loss (gain)	(24)	5	23	1
Tax expense (benefit) on ICA Fluor embedded derivatives	7	(2)	(6)	(1)
Asbestos Reserve expense	—	—	3	6
Foreign currency (gain) loss	(23)	(34)	62	(51)
Tax expense (benefit) on foreign currency	4	7	(14)	4
SEC investigation costs	2	1	12	13
NuScale Marketing costs borne by Fluor	—	—	5	—
Impairment	—	4	—	(59)
Adjusted Net Earnings	$177	$13	$357	$68

Diluted EPS available to Fluor common stockholders	$1.15	$0.08	$0.72	$0.74
Adjusted EPS	$1.02	$0.07	$2.07	$0.39

Weighted average common shares outstanding	144	142	143	142
Conversion of CPS	26	27	27	27
Assumed issuance of shares under equity awards	3	3	2	2
Adjusted weighted average diluted shares outstanding	173	172	172	171

*Core operations excludes the results of our Stork business and remaining AMECO equipment business that no longer meet all of the requirements to be classified discontinued operations but that continue to be marketed for sale or that have been sold.

(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

RECONCILIATION OF U.S. GAAP NET EARNINGS TO ADJUSTED EBITDA (1)
	Three Months Ended September 30,		Nine Months Ended September 30, 2023
(in millions)	2023	2022	2023	2022

Net earnings attributable to Fluor	$206	$22	$161	$136
Interest (Net)	(42)	(14)	(120)	(4)
Taxes	79	27	172	89
Depreciation & Amortization	19	19	57	55
EBITDA	$262	$54	$270	$276

Adjustments:
Other: NuScale, Stork and AMECO earnings	$(1)	$—	$100	$5
Energy Solutions: Embedded foreign currency derivative (gains)/losses	(24)	5	23	1
Asbestos Reserve expense	—	—	3	6
G&A: Foreign currency loss	(23)	(34)	62	(51)
G&A: SEC Investigation costs	2	1	12	13
G&A: Impairment	—	4	—	(59)
Adjusted EBITDA	$216	$30	$470	$190
(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.